Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sonnet BioTherapeutics Holdings, Inc.:

We consent to the use of our report dated November 27, 2019, with respect to the balance sheets of Sonnet BioTherapeutics, Inc. as of September 30, 2019 and 2018, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes, incorporated herein by reference.

Our report dated November 27, 2019 contains an explanatory paragraph that states that Sonnet BioTherapeutics, Inc. has incurred recurring losses and negative cash flows from operations from inception, has a stockholders’ deficit of $2,845,487 as of September 30, 2019, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 20, 2020